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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

              AMERICAN BIO MEDICA APPOINTS DANIEL W. KOLLIN TO ITS
                               BOARD OF DIRECTORS

KINDERHOOK, NY, February 12, 2003 - American Bio Medica Corporation (NASDAQ:ABMC) today announced that at a regular meeting held on February 5, 2003, the ABMC Board of Directors appointed Daniel W. Kollin to serve as a member of its Board of Directors. Kollin's appointment brings the total number of ABMC board members to seven.

Mr. Kollin, 61, is a principal of BioMed Capital Group, Ltd., a firm that provides strategic and business advisory services. Kollin has over twenty years experience in investment banking, venture capital and corporate management, specializing in pharmaceutical, biotechnology and healthcare companies in North America and Europe. Kollin previously served as a Vice President of Prudential-Bache Capital Funding and Director of Corporate Finance and partner of Whale Securities Corp. Before his involvement in the financial services industry, Kollin held marketing, planning and development executive positions with Becton-Dickinson and Co. and Sandoz, Inc.

Mr. Kollin currently serves on the Board of Directors of GenSci Regeneration Sciences Inc. (TORONTO:GNS.TO). He received his MBA from The Wharton School of the University of Pennsylvania.

Gerald A. Moore, Chairman and Chief Executive Officer of ABMC commented, "We are proud to have a professional of Dan's caliber join our Board of Directors. He brings extensive strategic financial and management expertise in the fields of healthcare and biotechnology. We are confident he will be an important asset to our Board of Directors." Moore added, "The addition of Dan further enhances the independent structure of our board, bringing the number of independent directors to four."

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets inexpensive, accurate, immunoassay diagnostic test kits, including some of the world's most effective on-site drugs of abuse tests. The company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC's Rapid Drug Screen(R), Rapid One(R), and Rapid Tec(TM) test for the presence or absence of drugs of abuse in urine, while OralStat6(R) tests for the presence or absence of drugs of abuse in saliva. ABMC was recently named among the 2002 Deloitte & Touche Technology Fast 500, a listing of the fastest-growing technology companies in North America.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company's dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the transition period ended December 31, 2001, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.